Exhibit 99.1

Butterfly Network, Inc. and Longview Acquisition Corp. Announce Dr. Todd Fruchterman to Become President and CEO of the Combined Company

-	Dawn Carfora, John Hammergren, Gianluca Pettiti and S. Louise Phanstiel to be nominated for election to the Board of Directors of the Combined Company, together with Jonathan Rothberg, Todd Fruchterman and Larry Robbins
-	Longview Special Meeting of Stockholders to be Held on February 12th with Immediate Closing Expected Following Stockholder Approval

GUILFORD, Conn. and NEW YORK, New York, Jan. 25, 2021

Butterfly Network, Inc. (“Butterfly”), an innovative digital health company that is working to enable universal access to superior medical imaging, has named Dr. Todd M. Fruchterman, M.D., Ph.D., as President and Chief Executive Officer, effective February 1st, in advance of the closing of its announced business combination with Longview Acquisition Corp. (“Longview”, NYSE: LGVW, LGVW.U, LGVW WS). Dr. Fruchterman joins Butterfly after nearly ten years at 3M Company (“3M”), where he most recently served as President and General Manager of 3M’s Medical Solutions Division, managing a $4.8 billion global business with above-market growth. Previously, Dr. Fruchterman spent five years as EVP at Kinetic Concepts, Inc. (“KCI”), before which he served in key roles at Johnson & Johnson, Schering-Plough, and Response Genetics. At 3M and KCI, Dr. Fruchterman also served as both Chief Technology Officer and Chief Medical Officer. Most recently, he was Group President, Reliability Solutions at Flex.

“We are very excited Todd has joined Butterfly as President and CEO to lead the Company at this critical stage. Todd brings together his unique qualifications and experience as an M.D., Ph.D. and proven business executive in public medical device companies, where he has successfully scaled disruptive technologies throughout his entire career,” said Dr. Jonathan Rothberg, Founder and Chairman of Butterfly. “Our most valuable assets are the people of Butterfly who innovate and serve on a daily basis, and I am pleased to support Todd as he builds upon a culture of purpose, joy and empowerment for our team and impact for patients and caregivers.”

“The heart of Butterfly’s culture is clinical excellence, combined with technological breakthroughs, with a customer-centric approach to drive commercial success,” said Larry Robbins, Chairman of Longview. “Todd’s experience fits hand in glove with the breadth and depth of our opportunity to drive better medicine, empower medical professionals, improve patient outcomes and generate significant growth and value over the long-term.”

“It is a privilege for me to join Butterfly at this pivotal time in its pioneering effort to deliver affordable imaging solutions to the world,” said Dr. Fruchterman. “Together with the deep and skilled leadership team, and with the support of Jonathan and Larry, I look forward to empowering a full spectrum of medical professionals, worldwide, with Butterfly’s technology to help millions of patients achieve better, more cost-effective outcomes, and maintain wellness.”

In anticipation of the closing of the business combination, Butterfly and Longview have also nominated Directors for election to the Board of Directors of the combined company. Joining Dr. Rothberg (Chair), Dr. Fruchterman (President and CEO) and Mr. Robbins are Dawn Carfora, Vice President, Business Planning and Operations, Global Business Group at Facebook; John Hammergren, former Chairman and CEO of McKesson Corporation; Gianluca Pettiti, Senior Vice President and President of Specialty Diagnostics at Thermo Fisher Scientific, Inc. and S. Louise Phanstiel, Chair of the Board of Directors at Myriad Genetics.

“I am grateful to these independent directors for supporting our movement to use Ultrasound-on-Chip™ technology to make safe diagnostic imaging more accessible, more affordable and more effective,” said Dr. Rothberg. “We expect that their deep skills and directly relevant experiences will bring to the company wisdom and insight across operational, strategic, cultural and fiduciary spheres.”

“As we strive to build a world-class global organization, we are fortunate to have the opportunity to access the perspectives and guidance of four highly accomplished executives whose current or prior employers – Anthem (Wellpoint), Facebook, McKesson, and Thermo Fisher Scientific – are all significant and admired growth companies,” said Mr. Robbins. “We welcome them each as new Board members of the combined company and new investors in Butterfly.”

Longview has scheduled its Special Meeting of Stockholders for 8:00 a.m., New York Time, on Friday, February 12, 2021, for Longview’s stockholders to approve the business combination and the election of the 7 nominated Directors to the Board of Directors of the combined company. Subject to stockholder approval and satisfaction or waiver of the other closing conditions to the business combination, the business combination is expected to close on the same day. Trading in the combined company’s Class A Common Stock on the New York Stock Exchange (NYSE) is expected to begin on Tuesday, February 16th, under the ticker “BFLY”.

Butterfly and Longview express their appreciation and best wishes to Laurent Faracci, Butterfly’s former CEO who stepped down over the weekend. “Laurent recognized the value of this transformative combination and was critical in moving the company toward this goal and providing a seamless transition for the next phases of growth,” said Dr. Rothberg. “We wish him well in his future endeavors.”

About Butterfly Network

Butterfly Network announced in November 2020 that it entered into a business combination agreement with Longview Acquisition Corp. and, upon closing, the combined company’s Class A common stock is expected to be traded on the New York Stock Exchange under the symbol “BFLY.” All equity of existing Butterfly Network investors, including The Bill & Melinda Gates Foundation, will convert into shares of the combined company. There will be no selling stockholders in the transaction. The business combination is expected to be completed by the end of the first quarter of 2021.

Founded by Dr. Jonathan Rothberg in 2011, Butterfly has created the world's first handheld, single-probe whole-body ultrasound system, Butterfly iQ. Butterfly Network's mission is to enable universal access to superior medical imaging, making high-quality ultrasound affordable, easy-to-use, globally accessible, and intelligently connected, including for the 4.7 billion people around the world lacking access to ultrasound. Through its proprietary Ultrasound-On-Chip™ technology, Butterfly Network is paving the way for earlier detection and remote management of health conditions around the world. The Butterfly iQ can be purchased online today by healthcare practitioners in the United States, Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Ireland, Italy, the Netherlands, New Zealand, Norway, Poland, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.

Important Information about the Business Combination and Where to Find It

In connection with the proposed business combination between Longview Acquisition Corp. (“Longview”) and Butterfly Network, Inc. (“Butterfly”) (the “Business Combination”), Longview has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (the “Registration Statement”), which includes a preliminary proxy statement/prospectus and, as amended, will include a definitive proxy statement/prospectus, and certain other related documents, which will be both the proxy statement to be distributed to holders of shares of Longview’s common stock in connection with Longview’s solicitation of proxies for the vote by Longview’s stockholders with respect to the Business Combination and other matters as may be described in the Registration Statement, as well as the prospectus relating to the offer and sale of the securities of Longview to be issued in the Business Combination. Longview’s stockholders and other interested persons are advised to read the preliminary proxy statement/prospectus included in the Registration Statement and the amendments thereto and the definitive proxy statement/prospectus when available, as well as other documents filed with the SEC in connection with the proposed Business Combination, as these materials will contain important information about the parties to the Business Combination Agreement, Longview and the proposed Business Combination. After the Registration Statement is declared effective, the definitive proxy statement/prospectus and other relevant materials for the proposed Business Combination will be mailed to stockholders of Longview as of January 15, 2021, the record date established for voting on the proposed Business Combination and other matters as may be described in the Registration Statement. Stockholders will also be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus, and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s web site at www.sec.gov, or by directing a request to: Longview Acquisition Corp., 767 Fifth Avenue, 44th Floor, New York, NY 10153, Attention: Mark Horowitz, Chief Financial Officer or to info@longviewacquisition.com.

Participants in the Solicitation

Longview and its directors and executive officers may be deemed participants in the solicitation of proxies from Longview’s stockholders with respect to the Business Combination. A list of the names of those directors and executive officers and a description of their interests in Longview is contained in the Registration Statement for the Business Combination, and will be available free of charge at the SEC’s web site at www.sec.gov, or by directing a request to Longview Acquisition Corp., 767 Fifth Avenue, 44th Floor, New York, NY 10153, Attention: Mark Horowitz, Chief Financial Officer or to info@longviewacquisition.com. Additional information regarding the interests of such participants is contained in the Registration Statement.

Butterfly and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of Longview in connection with the Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the Business Combination is contained in the Registration Statement.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Butterfly’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Butterfly’s expectations with respect to future performance and anticipated financial impacts of the Business Combination, the satisfaction of the closing conditions to the Business Combination and the timing of the completion of the Special Meeting of Stockholders and the Business Combination. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside Longview’s and Butterfly’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the ability of Longview and Butterfly prior to the Business Combination, and New Butterfly following the Business Combination, to meet the closing conditions in the Business Combination Agreement, including due to failure to obtain approval of the stockholders of Longview and Butterfly or certain regulatory approvals, or failure to satisfy other conditions to closing in the Business Combination Agreement; (2) the occurrence of any event, change or other circumstances, including the outcome of any legal proceedings that may be instituted against Longview and Butterfly following the announcement of the Business Combination Agreement and the transactions contemplated therein, that could give rise to the termination of the Business Combination Agreement or could otherwise cause the transactions contemplated therein to fail to close; (3) the inability to obtain or maintain the listing of the combined company’s Class A common stock on the New York Stock Exchange, as applicable, following the Business Combination; (4) the risk that the Business Combination disrupts current plans and operations as a result of the announcement and consummation of the Business Combination; (5) the inability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the combined company to grow and manage growth profitably and retain its key employees; (6) costs related to the Business Combination; (7) changes in applicable laws or regulations; (8) the inability of the combined company to raise financing in the future; (9) the success, cost and timing of Butterfly’s and the combined company’s product development activities; (10) the inability of Butterfly or the combined company to obtain and maintain regulatory approval for their products, and any related restrictions and limitations of any approved product; (11) the inability of Butterfly or the combined company to identify, in-license or acquire additional technology; (12) the inability of Butterfly or the combined company to maintain Butterfly’s existing license, manufacturing, supply and distribution agreements; (13) the inability of Butterfly or the combined company to compete with other companies currently marketing or engaged in the development of products and services that Butterfly is currently marketing or developing; (14) the size and growth potential of the markets for Butterfly’s and the combined company’s products and services, and each of their ability to serve those markets, either alone or in partnership with others; (15) the pricing of Butterfly’s and the combined company’s products and services and reimbursement for medical procedures conducted using Butterfly’s and the combined company’s products and services; (16) Butterfly’s and the combined company’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing; (17) Butterfly’s and the combined company’s financial performance; (18) the impact of COVID-19 on Butterfly’s business and/or the ability of the parties to complete the Business Combination; and (19) other risks and uncertainties indicated from time to time in the proxy statement/prospectus relating to the Business Combination, including those under “Risk Factors” in the Registration Statement, and in Longview’s other filings with the SEC.

Longview and Butterfly caution that the foregoing list of factors is not exclusive. Longview and Butterfly caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Longview and Butterfly do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Business Combination. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act of 1933, as amended.

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Sean Leous

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